STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (the "Agreement"), is made as of May 20, 2019 (the "Effective Date"), by and between Independent Bank Corporation, a Michigan corporation (the "Company"), and the shareholders listed on the attached Exhibit A (each a "Seller" and together the "Sellers"). The parties agree as follows:
1. Purchase and Sale of Shares. Subject to the teuus and conditions of this Agreement, the Company agrees to purchase at the Closing, and each Seller agrees to sell and transfer to the Company at the Closing, that number of shares of the Company's common stock set forth opposite such Seller's name on Exhibit A, free and clear of all liens, claims, and other encumbrances, against the Company's payment of the purchase price of $22.00 per share. The shares of common stock to be purchased by the Company pursuant to this Agreement are referred to as the "Shares."
2. Closing. The purchase and sale of the Shares (the "Closing") shall take place remotely by electronic transmission of closing documents and signature pages simultaneously with the execution and delivery of this Agreement. At the Closing, the Company shall pay to each Seller the full purchase price for the Shares being purchased from such Seller, and each Seller shall execute all documents and instruments and otherwise take all actions as may be necessary to sell, assign, transfer, and otherwise convey good and marketable title to the Shares owned by such Seller to the Company, free and clear of all liens, claims, and encumbrances of any kind.
3. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Seller as of the Closing:
3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.
3.2 Authorization; Enforceability. All corporate action required to be taken by the Company in order to authorize the Company to enter into this Agreement and to purchase the Shares at the Closing, has been taken. This Agreement, when executed and delivered by the parties, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.
4. Representations and Warranties of Sellers. Sellers hereby make the following representations and warranties to the Company:
4.1 Organization. Each Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement.
4.2 Authorization; Enforceability. Each Seller has full power and authority to enter into this Agreement and sell the Shares set forth opposite such Seller's name on Exhibit

A to the Company in accordance with the terms and conditions of this Agreement. This Agreement, when executed and delivered by the parties, will constitute valid and legally binding obligations of each Seller, enforceable against such Seller in accordance with its terms.
4.3 Ownership of Shares. Each Seller has good and marketable right, title, and interest (legal and beneficial) in and to all of the Shares being sold by such Seller to the Company, free and clear of all liens, pledges, security interests, charges, claims, and encumbrances of any kind. Upon paying for the Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Shares, free and clear of all liens, pledges, security interests, charges, claims, and encumbrances of any kind.
4.4 Access to Information. Each Seller is sufficiently aware of the Company's business affairs and financial condition to reach an informed and knowledgeable decision to sell the Shares. Each Seller acknowledges that it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of the Company and any such questions have been answered to such Seller's reasonable satisfaction; (b) access to information about the Company and its financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its decision to sell the Shares; and (c) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the sale of the Shares. Each Seller acknowledges that the Company has not made any representation, express or implied, with respect to the accuracy, completeness, or adequacy of any available information except for the express representations and warranties set forth in Section 3 of this Agreement.
4.5 Independent Decision. Each Seller has independently evaluated the merits of its decision to sell the Shares pursuant to this Agreement and confirms that it has not relied on the advice of the Company (or any of its agents, counsel, or representatives) in making such decision. Each Seller understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Seller in connection with the sale of the Shares constitutes legal, regulatory, tax, or investment advice. Each Seller has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the sale of Shares and has so evaluated such merits and risks.
5. Expenses. Each party shall pay its own costs and expenses incurred in connection with negotiating, documenting, and effecting the purchase and sale of Shares. Sellers shall jointly and severally indemnify, defend, and hold the Company, its affiliates, and their respective officers, employees, agents, and representatives harmless from and against any and all claims for brokerage fees, commissions, or similar amounts resulting from any agreement or arrangement made, or action taken, by any Seller in connection with the sale or transfer of the Shares.
6. Miscellaneous. This Agreement shall be governed by the internal law of the State of Michigan, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Michigan. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail, or other transmission method and any counterpart so delivered shall be deemed to have
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been duly and validly delivered and be valid and effective for all purposes. This Agreement (including its exhibit) constitutes the full and entire understanding and agreement among the parties with respect to its subject matter, and any other written or oral agreement relating to such subject matter existing between the parties are expressly canceled.
[Signature Pages Follow]
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INTENDING TO BE LEGALLY BOUND, the undersigned has executed this Stock Purchase Agreement as of the Effective Date.

COMPANY
Independent Bank Corporation

/s/ Robert N. Shuster
By: Robert N. Shuster
Its: Executive VP and CFO

Signature Page to Stock Purchase Agreement

INTENDING TO BE LEGALLY BOUND, the undersigned has executed this Stock Purchase Agreement as of the Effective Date.

SELLERS:
[Seller name]

/s/ Richard J. Lashley
By: Richard J. Lashley
Its: Managing Member, PL Capital Advisors, LLC

[Seller name]

By:
Its:

Signature Page to Stock Purchase Agreement

EXHIBIT A
SCHEDULE OF SELLERS

Seller	No. of Shares to be Sold to the Company	Total Purchase Price for Shares Being sold
PL Capital Advisors, LLC

TOTALS:	660,000	$14,520,000.00

A-1